Exhibit 99.1 News Release

Contacts:

Jerri Fuller Dickseski (Media)
jerri.dickseski@hii-co.com
757-380-2341

Dwayne Blake (Investors)
dwayne.blake@hii-co.com
757-380-2104
Huntington Ingalls Industries Reports Third Quarter 2019 Results

•	Revenues were $2.2 billion in the quarter

•	Operating margin was 9.6%

•	Diluted earnings per share was $3.74

•	Cash from operations was $363 million; free cash flow was $250 million[1]

NEWPORT NEWS, Va. (Nov. 7, 2019) - Huntington Ingalls Industries (NYSE:HII) reported third quarter 2019 revenues of $2.2 billion, up 6.5% from the third quarter of 2018. The increase was driven primarily by growth at HII’s Technical Solutions division from recent acquisitions and higher volume at HII’s Newport News Shipbuilding division.
Operating income in the quarter was $214 million and operating margin was 9.6%, compared to $290 million and 13.9%, respectively, in the third quarter of 2018. The decreases in operating income and operating margin were mainly the result of a lower operating FAS/CAS adjustment, as well as lower segment operating income, compared to the prior year.

Diluted earnings per share in the quarter was $3.74, compared to $5.29 in the same period of 2018. The decrease was predominantly due to lower operating income and a lower non-operating retirement benefit compared to the prior year.

Third quarter cash from operations was $363 million and free cash flow1 was $250 million, compared to negative $93 million and negative $195 million, respectively, in the third quarter of 2018.

New contract awards in the quarter were approximately $2.1 billion, bringing total backlog to approximately $39.2 billion as of Sept. 30.

“We are very pleased with shipbuilding program execution in the quarter, most notably completing the undocking of USS George Washington (CVN 73),” said Mike Petters, HII’s president and CEO. “We remain confident that execution of critical shipbuilding program milestones in the fourth quarter will create the momentum to achieve shipbuilding margins of 9 to 10 percent in 2020.”

1 Non-GAAP measure. See Exhibit B for definition and reconciliation.

Huntington Ingalls Industries
4101 Washington Ave. • Newport News, VA 23607
www.huntingtoningalls.com

Results of Operations

	Three Months Ended				Nine Months Ended
	September 30				September 30
(in millions, except per share amounts)	2019	2018	$ Change	% Change	2019	2018	$ Change	% Change
Sales and service revenues	$2,219	$2,083	$136	6.5%	$6,487	$5,977	$510	8.5%
Operating income	214	290	(76)	(26.2)%	550	738	(188)	(25.5)%
Operating margin %	9.6%	13.9%		(428) bps	8.5%	12.3%		(387) bps
Segment operating income[1]	191	217	(26)	(12.0)%	458	515	(57)	(11.1)%
Segment operating margin %[1]	8.6%	10.4%		(181) bps	7.1%	8.6%		(156) bps
Net earnings	154	229	(75)	(32.8)%	400	624	(224)	(35.9)%
Diluted earnings per share	$3.74	$5.29	$(1.55)	(29.3)%	$9.66	$14.15	$(4.49)	(31.7)%

Weighted-average diluted shares outstanding	41.2	43.3			41.4	44.1

[1] Non-GAAP measures that exclude non-segment factors affecting operating income. See Exhibit B for definitions and reconciliations.

Segment Operating Results
Ingalls Shipbuilding

	Three Months Ended				Nine Months Ended
	September 30				September 30
($ in millions)	2019	2018	$ Change	% Change	2019	2018	$ Change	% Change
Revenues	$647	$694	$(47)	(6.8)%	$1,853	$1,908	$(55)	(2.9)%
Segment operating income[1]	61	82	(21)	(25.6)%	176	229	(53)	(23.1)%
Segment operating margin %[1]	9.4%	11.8%		(239) bps	9.5%	12.0%		(250) bps
[1] Non-GAAP measures. See Exhibit B for definitions and reconciliations.

Ingalls Shipbuilding revenues for the third quarter were $647 million, a decrease of $47 million from the same period in 2018, primarily driven by lower revenues in the Legend-class National Security Cutter (NSC) program and amphibious assault ships. Revenues on the NSC program decreased due to lower volumes on USCGC Kimball (NSC 7), USCGC Midgett (NSC 8) and Stone (NSC 9), partially offset by higher volumes on NSC 11 (unnamed). Amphibious assault ship revenues decreased as a result of lower volumes on Tripoli (LHA 7) and Fort Lauderdale (LPD 28), partially offset by higher volumes on Harrisburg (LPD 30) and Bougainville (LHA 8). Surface combatant revenues were consistent with the prior year due to higher volumes on Ted Stevens (DDG 128), USS Fitzgerald (DDG 62) repair and restoration, Jeremiah Denton (DDG 129) and Jack H. Lucas (DDG 125), offset by lower volumes on Delbert D. Black (DDG 119), Paul Ignatius (DDG 117), Frank E. Petersen Jr. (DDG 121) and Lenah H. Sutcliffe Higbee (DDG 123).

Ingalls Shipbuilding segment operating income for the third quarter was $61 million, a decrease of $21 million from the same period last year. Segment operating margin in the quarter was 9.4%, compared to 11.8% in the same period last year. The decreases were primarily due to lower risk retirement on the NSC program.

Huntington Ingalls Industries
4101 Washington Ave. • Newport News, VA 23607
www.huntingtoningalls.com

Key Ingalls Shipbuilding milestones for the quarter:

•	Completed builder’s trials for Tripoli (LHA 7)

•	Completed external structural work on Stone (NSC 9)

Newport News Shipbuilding

	Three Months Ended				Nine Months Ended
	September 30				September 30
($ in millions)	2019	2018	$ Change	% Change	2019	2018	$ Change	% Change
Revenues	$1,264	$1,179	$85	7.2%	$3,796	$3,444	$352	10.2%
Segment operating income[1]	109	119	(10)	(8.4)%	257	261	(4)	(1.5)%
Segment operating margin %[1]	8.6%	10.1%		(147) bps	6.8%	7.6%		(81) bps
[1] Non-GAAP measures. See Exhibit B for definitions and reconciliations.
Newport News Shipbuilding revenues for the third quarter were $1.3 billion, an increase of $85 million, or 7.2%, from the same period in 2018, primarily driven by higher revenues in aircraft carriers and submarines. Aircraft carrier revenues increased primarily as a result of higher volumes on the advance planning contract for Enterprise (CVN 80) and the advance planning contract for the refueling and complex overhaul (RCOH) of USS John C. Stennis (CVN 74), partially offset by lower volume on the RCOH of USS George Washington (CVN 73). Submarine revenues increased due to higher volumes on Columbia-class and Virginia-class (VCS) submarines. VCS program volumes increased due to higher volumes on Block V boats, partially offset by lower volumes on Block III boats.

Newport News Shipbuilding segment operating income for the third quarter was $109 million, a decrease of $10 million from the same period last year. Segment operating margin was 8.6% for the quarter, compared to 10.1% in the same period last year. These decreases were primarily due to a workers’ compensation benefit of $43 million in the same period last year, partially offset by contract changes in the current period for submarine support services related to work on Los Angeles-class submarines.

Key Newport News Shipbuilding milestones for the quarter:

•	Achieved approximately 96% structural completion on the aircraft carrier John F. Kennedy (CVN 79)

•	Completed the undocking of USS George Washington (CVN 73) and achieved approximately 64% completion on the RCOH

Technical Solutions

	Three Months Ended				Nine Months Ended
	September 30				September 30
($ in millions)	2019	2018	$ Change	% Change	2019	2018	$ Change	% Change
Revenues	$347	$245	$102	41.6%	$940	$721	219	30.4%
Segment operating income[1]	21	16	$5	31.3%	25	25	—	—%
Segment operating margin %[1]	6.1%	6.5%		(48) bps	2.7%	3.5%		(81) bps
[1] Non-GAAP measures. See Exhibit B for definitions and reconciliations.

Technical Solutions revenues for the third quarter were $347 million, an increase of $102 million, or 41.6%, from the same period in 2018, driven by the acquisitions of G2, Inc. and Fulcrum IT Services, as well as organic growth in fleet support and oil and gas services revenues.

Huntington Ingalls Industries
4101 Washington Ave. • Newport News, VA 23607
www.huntingtoningalls.com

Technical Solutions segment operating income for the third quarter was $21 million, an increase of $5 million from the same period last year. Segment operating margin was 6.1% for the quarter, compared to 6.5% in the same period last year. The increase in segment operating income was primarily due to improved performance on nuclear and environmental contracts.

Key Technical Solutions milestones for the quarter:

•
Captured a multiple award contract to continue providing U.S. Navy installation and support services for command, control, communications, computer, intelligence, surveillance and reconnaissance (C4ISR) and supporting systems to the Naval Information Warfare Systems Command (NAVWAR)

•	Captured a multiple award contract by the Defense Intelligence Agency to provide a wide range of analytic and operational support services

About Huntington Ingalls Industries
Huntington Ingalls Industries is America’s largest military shipbuilding company and a provider of professional services to partners in government and industry. For more than a century, HII’s Newport News and Ingalls shipbuilding divisions in Virginia and Mississippi have built more ships in more ship classes than any other U.S. naval shipbuilder. HII’s Technical Solutions division provides a wide range of professional services through its Fleet Support, Mission Driven Innovative Solutions, Nuclear & Environmental, and Oil & Gas groups. Headquartered in Newport News, Virginia, HII employs more than 41,000 people operating both domestically and internationally. For more information, please visit www.huntingtoningalls.com.

Conference Call Information
Huntington Ingalls Industries will webcast its earnings conference call at 9 a.m. ET today. A live audio broadcast of the conference call and supplemental presentation will be available on the investor relations page of the company’s website: www.huntingtoningalls.com. A telephone replay of the conference call will be available from noon today through Wednesday, Nov. 13 by calling toll-free (855) 859-2056 or (404) 537-3406 and using conference ID 7276908.
Forward-Looking Statements
Statements in this release, other than statements of historical fact, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause our actual results to differ materially from those expressed in these statements. Factors that may cause such differences include: changes in government and customer priorities and requirements (including government budgetary constraints, shifts in defense spending, and changes in customer short-range and long-range plans); our ability to estimate our future contract costs and perform our contracts effectively; changes in procurement processes and government regulations and our ability to comply with such requirements; our ability to deliver our products and services at an affordable life cycle cost and compete within our markets; natural and environmental disasters and political instability; our ability to execute our strategic plan, including with respect to share repurchases, dividends, capital expenditures and strategic acquisitions; adverse economic conditions in the United States and globally; changes in key estimates and assumptions regarding our pension and retiree health care costs; security threats, including cyber security threats, and related disruptions; and other risk factors discussed in our filings with the U.S. Securities and Exchange Commission. There may be other risks and uncertainties that we are unable to predict at this time or that we currently do not expect to have a material adverse effect on our business, and we undertake no obligation to update any forward-looking statements. You should not place undue reliance on any forward-looking statements that we may make. This release also contains non-GAAP financial measures and includes a GAAP reconciliation of these financial measures. Non-GAAP financial measures should not be construed as being more important than comparable GAAP measures.

Huntington Ingalls Industries
4101 Washington Ave. • Newport News, VA 23607
www.huntingtoningalls.com

Exhibit A: Financial Statements

HUNTINGTON INGALLS INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

	Three Months Ended September 30		Nine Months Ended September 30
(in millions, except per share amounts)	2019	2018	2019	2018
Sales and service revenues
Product sales	$1,545	$1,547	$4,555	$4,416
Service revenues	674	536	1,932	1,561
Sales and service revenues	2,219	2,083	6,487	5,977
Cost of sales and service revenues
Cost of product sales	1,246	1,159	3,754	3,369
Cost of service revenues	556	434	1,634	1,287
Income from operating investments, net	6	8	15	12
Other income and gains	—	—	—	14
General and administrative expenses	209	208	564	609
Operating income	214	290	550	738
Other income (expense)
Interest expense	(18)	(14)	(52)	(44)
Non-operating retirement benefit	3	19	8	56
Other, net	(1)	—	5	2
Earnings before income taxes	198	295	511	752
Federal and foreign income taxes	44	66	111	128
Net earnings	$154	$229	$400	$624

Basic earnings per share	$3.74	$5.29	$9.66	$14.15
Weighted-average common shares outstanding	41.2	43.3	41.4	44.1

Diluted earnings per share	$3.74	$5.29	$9.66	$14.15
Weighted-average diluted shares outstanding	41.2	43.3	41.4	44.1

Dividends declared per share	$0.86	$0.72	$2.58	$2.16

Net earnings from above	$154	$229	$400	$624
Other comprehensive income
Change in unamortized benefit plan costs	25	20	74	61
Other	1	—	1	(2)
Tax expense for items of other comprehensive income	(7)	(5)	(19)	(16)
Other comprehensive income, net of tax	19	15	56	43
Comprehensive income	$173	$244	$456	$667

Huntington Ingalls Industries
4101 Washington Ave. • Newport News, VA 23607
www.huntingtoningalls.com

HUNTINGTON INGALLS INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

($ in millions)	September 30 2019	December 31 2018
Assets
Current Assets
Cash and cash equivalents	$32	$240
Accounts receivable, net of allowance for doubtful accounts of $4 million as of 2019 and $9 million as of 2018	489	252
Contract assets	1,218	1,003
Inventoried costs, net	139	128
Prepaid expenses and other current assets	147	122
Total current assets	2,025	1,745
Property, plant, and equipment, net of accumulated depreciation of $1,935 million as of 2019 and $1,829 million as of 2018	2,700	2,517
Operating lease assets	208	—
Goodwill	1,402	1,263
Other intangible assets, net of accumulated amortization of $599 million as of 2019 and $564 million as of 2018	506	492
Deferred tax assets	102	163
Miscellaneous other assets	241	203
Total assets	$7,184	$6,383
Liabilities and Stockholders' Equity
Current Liabilities
Trade accounts payable	$616	$562
Accrued employees’ compensation	299	248
Current portion of postretirement plan liabilities	131	131
Current portion of workers’ compensation liabilities	228	225
Contract liabilities	344	331
Other current liabilities	332	332
Total current liabilities	1,950	1,829
Long-term debt	1,549	1,283
Pension plan liabilities	749	764
Other postretirement plan liabilities	345	348
Workers’ compensation liabilities	455	454
Long-term operating lease liabilities	172	—
Other long-term liabilities	259	189
Total liabilities	5,479	4,867
Commitments and Contingencies
Stockholders’ Equity
Common stock, $0.01 par value; 150 million shares authorized; 53.2 million shares issued and 41.0 million shares outstanding as of September 30, 2019, and 53.1 million shares issued and 41.9 million shares outstanding as of December 31, 2018	1	1
Additional paid-in capital	1,950	1,954
Retained earnings	2,902	2,609
Treasury stock	(1,916)	(1,760)
Accumulated other comprehensive loss	(1,232)	(1,288)
Total stockholders’ equity	1,705	1,516
Total liabilities and stockholders’ equity	$7,184	$6,383

Huntington Ingalls Industries
4101 Washington Ave. • Newport News, VA 23607
www.huntingtoningalls.com

HUNTINGTON INGALLS INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended September 30
($ in millions)	2019	2018
Operating Activities
Net earnings	$400	$624
Adjustments to reconcile to net cash provided by (used in) operating activities
Depreciation	126	129
Amortization of purchased intangibles	35	28
Amortization of debt issuance costs	2	3
Provision for doubtful accounts	(5)	(4)
Stock-based compensation	19	27
Deferred income taxes	42	(1)
Change in
Accounts receivable	(223)	(33)
Contract assets	(197)	(280)
Inventoried costs	(14)	3
Prepaid expenses and other assets	(62)	5
Accounts payable and accruals	147	230
Retiree benefits	56	(468)
Other non-cash transactions, net	4	3
Net cash provided by operating activities	330	266
Investing Activities
Capital expenditures
Capital expenditure additions	(349)	(293)
Grant proceeds for capital expenditures	71	33
Acquisitions of businesses, net of cash received	(195)	—
Investment in affiliates	—	(10)
Proceeds from disposition of assets	—	3
Other investing activities, net	3	—
Net cash used in investing activities	(470)	(267)
Financing Activities
Proceeds from revolving credit facility borrowings	5,048	—
Repayment of revolving credit facility borrowings	(4,784)	—
Dividends paid	(107)	(95)
Repurchases of common stock	(202)	(512)
Employee taxes on certain share-based payment arrangements	(23)	(25)
Net cash used in financing activities	(68)	(632)
Change in cash and cash equivalents	(208)	(633)
Cash and cash equivalents, beginning of period	240	701
Cash and cash equivalents, end of period	$32	$68
Supplemental Cash Flow Disclosure
Cash paid for income taxes	$124	$77
Cash paid for interest	$40	$32
Non-Cash Investing and Financing Activities
Capital expenditures accrued in accounts payable	$12	$7
Accrued repurchases of common stock	$2	$2

Huntington Ingalls Industries
4101 Washington Ave. • Newport News, VA 23607
www.huntingtoningalls.com

Exhibit B: Non-GAAP Measures Definitions & Reconciliations

We make reference to “segment operating income,” “segment operating margin” and “free cash flow.”

We internally manage our operations by reference to “segment operating income” and “segment operating margin,” which are not recognized measures under GAAP. When analyzing our operating performance, investors should use segment operating income and segment operating margin in addition to, and not as alternatives for, operating income and operating margin or any other performance measure presented in accordance with GAAP. They are measures that we use to evaluate our core operating performance. We believe that segment operating income and segment operating margin reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results, provide a more complete understanding of factors and trends affecting our business. We believe these measures are used by investors and are a useful indicator to measure our performance. Because not all companies use identical calculations, our presentation of segment operating income and segment operating margin may not be comparable to similarly titled measures of other companies.

Free cash flow is not a measure recognized under GAAP. Free cash flow has limitations as an analytical tool and should not be considered in isolation from, or as a substitute for, analysis of our results as reported under GAAP.
We believe free cash flow is an important measure for our investors because it provides them insight into our current and period-to-period performance and our ability to generate cash from continuing operations. We also use free cash flow as a key operating metric in assessing the performance of our business and as a key performance measure in evaluating management performance and determining incentive compensation. Free cash flow may not be comparable to similarly titled measures of other companies.

Segment operating income is defined as operating income for the relevant segment(s) before the Operating FAS/CAS Adjustment and non-current state income taxes.

Segment operating margin is defined as segment operating income as a percent of sales and service revenues.

Free cash flow is defined as net cash provided by (used in) operating activities less capital expenditures net of related grant proceeds.

FAS/CAS Adjustment is defined as the difference between expenses for pension and other postretirement benefits determined in accordance with GAAP (FAS) and the expenses determined in accordance with U.S. Cost Accounting Standards (CAS).

Operating FAS/CAS Adjustment is defined as the difference between the service cost component of our pension and other postretirement expense determined in accordance with GAAP (FAS) and our pension and other postretirement expense under U.S. Cost Accounting Standards (CAS).

Non-current state income taxes are defined as deferred state income taxes, which reflect the change in deferred state tax assets and liabilities and the tax expense or benefit associated with changes in state uncertain tax positions in the relevant period. These amounts are recorded within operating income. Current period state income tax expense is charged to contract costs and included in cost of sales and service revenues in segment operating income.

We present financial measures adjusted for the Operating FAS/CAS Adjustment and non-current state income taxes to reflect the company’s performance based upon the pension costs and state tax expense charged to our contracts under CAS. We use these adjusted measures as internal measures of operating performance and for performance-based compensation decisions.

Huntington Ingalls Industries
4101 Washington Ave. • Newport News, VA 23607
www.huntingtoningalls.com

Reconciliation of Segment Operating Income and Segment Operating Margin

	Three Months Ended		Nine Months Ended
	September 30		September 30
($ in millions)	2019	2018	2019	2018
Ingalls revenues	$647	$694	$1,853	$1,908
Newport News revenues	1,264	1,179	3,796	3,444
Technical Solutions revenues	347	245	940	721
Intersegment eliminations	(39)	(35)	(102)	(96)
Sales and Service Revenues	2,219	2,083	6,487	5,977

Operating Income	214	290	550	738
Operating FAS/CAS Adjustment	(23)	(73)	(94)	(218)
Non-current state income taxes	—	—	2	(5)
Segment Operating Income	191	217	458	515
As a percentage of sales and service revenues	8.6%	10.4%	7.1%	8.6%
Ingalls operating income	61	82	176	229
As a percentage of Ingalls revenues	9.4%	11.8%	9.5%	12.0%
Newport News operating income	109	119	257	261
As a percentage of Newport News revenues	8.6%	10.1%	6.8%	7.6%
Technical Solutions operating income	21	16	25	25
As a percentage of Technical Solutions revenues	6.1%	6.5%	2.7%	3.5%

Huntington Ingalls Industries
4101 Washington Ave. • Newport News, VA 23607
www.huntingtoningalls.com

Reconciliation of Free Cash Flow

	Three Months Ended		Nine Months Ended
	September 30		September 30
($ in millions)	2019	2018	2019	2018
Net cash provided by (used in) operating activities	363	(93)	330	266
Less capital expenditures:
Capital expenditure additions	(115)	(116)	(349)	(293)
Grant proceeds for capital expenditures	2	14	71	33
Free cash flow	250	(195)	52	6

Huntington Ingalls Industries
4101 Washington Ave. • Newport News, VA 23607
www.huntingtoningalls.com